                                                                    Exhibit 12.2

                               MCI WORLDCOM, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)

                                                                  Nine Months
                                 Year Ended December 31,              Ended
                            ------------------------------------  September 30,
                            1994   1995   1996     1997   1998        1999
                            ----  ------ -------  ------ -------  -------------
Earnings:
Pretax income (loss) from
 continuing operations....  $(51) $  428 $(2,103) $  663 $(1,664)    $4,703
Minority interests in
 losses of consolidated
 affiliates...............    --      --      --      --      --         92
Fixed charges, net of
 capitalized interest.....    60     272     274     442     716        807
                            ----  ------ -------  ------ -------     ------
  Earnings................  $  9  $  700 $(1,829) $1,105 $  (948)    $5,602
                            ====  ====== =======  ====== =======     ======
Fixed Charges:
Interest cost.............  $ 49  $  258 $   262  $  483 $   873     $  918
Amortization of financing
 costs....................     2       3       2      --      10         13
Interest factor of rent
 expense..................    10      16      19      47      78         96
                            ----  ------ -------  ------ -------     ------
  Fixed charges...........  $ 61  $  277 $   283  $  530 $   961     $1,027
                            ====  ====== =======  ====== =======     ======
Deficiency of earnings to
 fixed charges............  $(52) $   -- $(2,112) $   -- $(1,909)    $   --
                            ====  ====== =======  ====== =======     ======
Ratio of earnings to fixed
 charges..................    --  2.53:1      --  2.08:1      --     5.45:1
                            ====  ====== =======  ====== =======     ======